Exhibit 11

ALFA CORPORATION

STATEMENT OF COMPUTATION OF PER SHARE EARNINGS

The following computations set forth the calculation of basic and diluted net income per common share and common share equivalents for the six month and three month periods ended June 30, 2002 and 2001:

	Six Months Ended June 30,		Three Months Ended June 30,
	2002	2001	2002	2001
Net income	$33,999,486	$31,747,736	$15,531,340	$17,414,060

Weighted average number of common shares outstanding	78,607,284	78,320,404	78,771,794	78,332,642

Net income per common share—Basic	$0.43	$0.41	$0.20	$0.22

	Six Months Ended June 30,		Three Months Ended June 30,
	2002	2001	2002	2001
Net income	$33,999,486	$31,747,736	$15,531,340	$17,414,060

Weighted average number of common shares outstanding	78,607,284	78,320,404	78,771,794	78,332,642
Common share equivalents resulting from:
Dilutive stock options	825,582	581,864	833,485	628,738

Adjusted weighted average number of common and common equivalent shares outstanding	79,432,866	78,902,268	79,605,279	78,961,380

Net income per common share—Diluted	$0.43	$0.40	$0.20	$0.22